                                  EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT


                                  dated as of


                                  May 22, 1996


                                 by and between


                          FIRST UNION RAIL CORPORATION


                                      and


                            USL CAPITAL CORPORATION

                               TABLE OF CONTENTS


ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  1.1  General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  1.2  Specific Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE II - PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES  . . . . . . . . . . . .   12
  2.1  Purchase and Sale of Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . .   12
  2.2  Assumption of Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  2.3  Purchase Price and Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  2.4  Amount Payable at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  2.5  Procedure to Verify Closing Date Book Value of Net Assets. . . . . . . . . . . . . . . .   14
  2.6  Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  2.7  Destroyed Railcars.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  2.8  Final Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

ARTICLE III - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  3.1  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  3.2  Items to be Delivered at the Closing By Seller . . . . . . . . . . . . . . . . . . . . .   17
  3.3  Items to be Delivered at the Closing by Buyer  . . . . . . . . . . . . . . . . . . . . .   19
  3.4  Removal of Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . .   19
  4.1  Organization and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  4.2  Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  4.3  Assumed Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  4.4  Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  4.5  Authorization; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.6  Approvals and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.7  Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.8  Operation Since December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.9  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  4.10 Railcars in Repair Shop  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  4.11 Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  4.12 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  4.13 Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  4.14 Compliance with Laws; Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  4.15 Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  4.16 No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  4.17 Interstate Commerce  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  4.18 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  4.19 UMLER Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  4.20 Tax Benefit Transfer Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  4.21 Accounting Principles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  4.22 Retirement Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . .   27
  5.1  Organization and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  5.2  Authorization; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

  5.3  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  5.4  No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  5.5  Disclaimer of Certain Representations and Warranties . . . . . . . . . . . . . . . . . .   28
  5.6  Investment Representation; No Plan Assets  . . . . . . . . . . . . . . . . . . . . . . .   28
  5.7  Net Worth; Financial Institution . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE VI - INTERIM COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  6.1  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  6.2  Conduct of Business; Updated Schedule of Railcars  . . . . . . . . . . . . . . . . . . .   29
  6.3  Permits and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  6.4  Government Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  6.5  Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  6.6  Data Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  6.7  Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  6.8  Administration Pending Transfer of Certain Contracts . . . . . . . . . . . . . . . . . .   32

ARTICLE VII - ADDITIONAL CONTINUING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .   34
  7.1  Seller's Post-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  7.2  Insurance; Indemnity Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  7.3  Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  7.4  Apportionment; Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  7.5  Use of Excluded Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  7.6  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE VIII - GENERAL CONDITIONS OF PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . .   37
  8.1  No Orders; Legal Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  8.2  Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE IX - CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . .   37
  9.1  Representations and Warranties and Covenants of Seller.  . . . . . . . . . . . . . . . .   37
  9.2  No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  9.3  Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  9.4  Opinion of ICC Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  9.5  Opinions of Counsel to Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE X - CONDITIONS TO OBLIGATIONS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . .   38
  10.1 Representations and Warranties and Covenants of Buyer. . . . . . . . . . . . . . . . . .   38
  10.2 Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  10.3 Opinions of Counsel to Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE XI - TERMINATION OF OBLIGATIONS; SURVIVAL . . . . . . . . . . . . . . . . . . . . . . .   39
  11.1 Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  11.2 Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  11.3 Survival of Representations and Warranties and Covenants . . . . . . . . . . . . . . . .   40

ARTICLE XII - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  12.1 Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  12.2 Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

  12.3 Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
  12.4 Mitigation; Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . .   44
  12.5 Remedies Exclusive . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

ARTICLE XIII - TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  13.1 Allocation of Tax Liabilities; Indemnification . . . . . . . . . . . . . . . . . . . . .   45
  13.2 Tax Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
  13.3 Refunds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
  13.4 Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
  13.5 Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
  13.6 Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
  13.7 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
  13.8 Transfer and Use Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE XIV - PUBLICITY/CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
  14.1 Publicity and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
  14.2 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

ARTICLE XV - GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  15.1 Amendments; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  15.2 Exhibits and Schedules; Integration  . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  15.3 Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  15.4 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  15.5 No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  15.6 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  15.7 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  15.8 Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
  15.9 Performance by Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
  15.10 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
  15.11 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
  15.12 Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
  15.13 Representation By Counsel; Interpretation . . . . . . . . . . . . . . . . . . . . . . .   53
  15.14 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
  15.15 Dispute Resolution; Agreement to Arbitrate  . . . . . . . . . . . . . . . . . . . . . .   53

                                    EXHIBITS

A-1   Seller's Statement of December 31, 1995 Book
      Value of Net Assets
A-2   Seller's Statement of April 30, 1996 Book Value
      of Net Assets
A-3   April 30, 1996 Subsidiary Balance Sheet
B     Bill of Sale and Assignment
C     Lease Assignment and Assumption Agreement
D     Assumption Agreement
E     Guaranty of Ford Motor Credit Company
F     Opinions of Counsel to Seller
G     Guaranty of First Union Corporation
H     Opinions of Counsel to Buyer


                                   SCHEDULES

Disclosure Schedule

1.2(a)    [Reserved]
1.2(b)    Certain Assumed Contracts
1.2(c)    [Reserved]
1.2(d)    Employees
1.2(e)    Facility Leases
1.2(f)(1) Financed Lease Transaction Contracts
1.2(f)(2) Subsidiary Contracts
1.2(g)    [Reserved]
1.2(h)    Intangible Property
1.2(i)    Leases to Seller
1.2(j)    Management Contracts
1.2(k)    Mark Contracts
1.2(l)    Operating Leases
1.2(m)    Certain Contested Taxes
1.2(n)    Certain Purchase Money Security Interests
1.2(o)    [Reserved]
1.2(p)    Purchase Contracts
1.2(q)(1) Railcars
1.2(q)(2) Subsidiary Railcars
2.7       Destroyed Railcar Adjustment
4.1       Directors and Executive Officers of Subsidiary
4.6       Seller Approvals and Permits
4.10      Railcars in Repair Shop
4.12      Insurance
5.2       Buyer Approvals and Permits
6.2       Approved Transactions

                            ASSET PURCHASE AGREEMENT


                 This ASSET PURCHASE AGREEMENT is dated as of May 22, 1996 by and between FIRST UNION RAIL CORPORATION, a North Carolina corporation ("Buyer"), and USL CAPITAL CORPORATION, a Delaware corporation ("Seller").

                 In consideration of the mutual promises and covenants contained herein and intending to be legally bound, Buyer and Seller do hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                 1.1 General Provisions. For all purposes of this Agreement, except as otherwise expressly provided:

                 (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

                 (b) all accounting terms used herein have the meanings assigned to them under GAAP, except the term "Agreed Accounting Principles," which has no meaning assigned to it under GAAP and which is defined in Section 1.2;

                 (c) all references herein to designated "Articles," "Sections" and other subdivisions and to "Exhibits" and "Schedules" are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the exhibits and schedules to this Agreement;

                 (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

                 (f) as used in this Agreement, "Seller's knowledge" shall mean the personal knowledge of any of Seller's current (i) Chairman and Chief Executive Officer, (ii) Chief Financial Officer, (iii) General Counsel, (iv) attorneys employed in the legal division of Seller, (v) the President of Seller's rail services division, and (vi) the Employees, and in no event shall the knowledge of Persons other than these be imputed to Seller; provided, however, that for purposes of Section 4.14, "Seller's knowledge" shall mean only the personal knowledge of those individuals identified by clauses (i), (ii) (iii) and (v) above;

                 (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this

         Agreement as a whole and not to any particular Article, Section or other subdivision.

                 1.2 Specific Provisions. As used herein the following definitions shall apply:

                 "AAR" means the Association of American Railroads.

                 "AAR Certificate of Sale" means an AAR Form 88-C-5-1 Record of Certification of Other than New Cars Sold for Use in Interchange Service.

                 "Accounts Receivable" means all of Seller's accounts receivable due and payable under any Assumed Contract as of the date hereof (including, without limitation, income relating to "car hires"), together with any additions thereto and subject to any reductions therefrom arising after the date hereof through and including the Closing Date in accordance with the provisions of Section 6.2, but excluding the account receivable, if any, due to Seller in connection with the Contracts that are the subject of that certain Action captioned Indiana Hi-Rail Corporation v. USL Capital Corporation, No. 93 C 5140, U.S. Dist. Ct. for the N.D. Illinois, Eastern Div.

                 "Action" means any action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

                 "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

                 "Agreed Accounting Principles" means:

                 (a) the generally accepted accounting principles, policies and practices applied in the preparation of Seller's audited financial statements as at and for the year ended December 31, 1995 (to the extent that such generally accepted accounting principles, policies and practices relate to accounting for the Business), without regard to whether with respect to any matter there is more than one generally accepted accounting principle, or generally accepted accounting principles would permit or allow for more than one treatment or approach;

                 (b) that such generally accepted accounting principles, policies and practices consistently applied by Seller shall prevail with respect to all accounts, including, but not limited to, those generally accepted principles, policies and practices relating to residual values and annual residual review procedures; and

                 (c) that any provision for credit loss reserves shall be disregarded.

                 "Agreed Adjustments" is defined in Section 2.5(b).

                 "Agreed Rate" means, as of the date of any payment of interest to be made by reference thereto, the interest rate established on such date by Citibank, N.A. as its "prime" rate, or, if that rate is no longer established or published, a comparable interest rate.

                 "Agreement" means this Agreement by and between Buyer and Seller as amended or supplemented in writing together with all Exhibits and Schedules hereto.

                 "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

                 "April 30, 1996 Subsidiary Balance Sheet" means Subsidiary's balance sheet at April 30, 1996, set forth as Exhibit A-3.

                 "Assumed Contracts" means the Operating Leases, the Financed Lease Transaction Contracts to which Seller is a party, the Purchase Contracts, the Leases to Seller, the Management Contracts, the Mark Contracts, the Facility Leases and the Contracts listed on Schedule 1.2(b) and shall include any Contract entered into with the consent of Buyer as provided in Section 6.2(a).

                 "Assumed Liabilities" means any and all Liabilities:

                 (i) reflected in the calculation of Closing Date Book Value of Net Assets (including, without limitation, any Prepaid Rents) in the Auditors' Post-Closing Statement of Closing Date Book Value of Net Assets, if any, or, if none, Seller's Pre-Closing Statement of Estimated Closing Date Book Value of Net Assets, in each case as the same may be adjusted pursuant to Sections 2.5(c) or 2.5(e), to the extent so reflected; or

                 (ii) that arise out of the ownership, use, possession, enjoyment or operation of the Purchased Assets (including, without limitation, the Assumed Contracts) after the Closing Time.

                 "Auditors" means Coopers & Lybrand L.L.P., independent public accountants to Seller.

                 "Auditors' Report" is defined in Section 2.5(a).

                 "Auditors' Post-Closing Statement of Closing Date Book Value of Net Assets" is defined in Section 2.5(a).

                 "Book Value of Net Assets" means, as of any date, the book value of the Purchased Assets, net of the book value of the Assumed Liabilities, as shown on Seller's books of account as of such date, calculated in accordance with the Agreed Accounting Principles.

                 "Business" means Seller's rail services business as conducted as of the date hereof, including the business of Subsidiary but excluding for all purposes of this Agreement each and every other business conducted by Seller as of the date hereof and the assets, properties, operations and activities of all such other businesses.

                 "Cash Portion" is defined in Section 2.3(a).

                 "Closing" means the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

                 "Closing Date" means the date of the Closing.

                 "Closing Date Book Value of Net Assets" means the Book Value of Net Assets as of the Closing Date as determined in accordance with Section 2.5.

                 "Closing Date Cash Portion" is defined in Section 2.4(a).

                 "Closing Time" shall be deemed to be 5:00 P.M., San Francisco, California time on the Closing Date.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Competitive Business" is defined in Section 7.3.

                 "Contract" means any binding agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease or license.

                 "Delivery Date" is defined in Section 11.1(e).

                 "Destroyed Railcar Adjustment Amount" is defined in Section
2.7.

                 "Disclosure Schedule" means the Disclosure Schedule of even date herewith delivered by Seller to Buyer and attached hereto which sets forth certain exceptions to the representations and warranties made by Seller in
Article IV which are identified to the relevant Sections of Article IV.

                 "Dispute" is defined in Section 15.15.

                 "Employee Benefit Plans" means all Employee Pension Benefit Plans (as defined in Section 3(2) of ERISA), Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) and any other material employee benefit arrangements maintained by Seller in which the Employees participate.

                 "Employees" means those personnel employed by Seller in connection with the Business as of the date hereof listed on Schedule 1.2(d), and shall not include Seller's central services personnel.

                 "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise, provided, however, that "Encumbrance" shall not mean any restrictions on transfer generally arising under any applicable federal or state securities Laws.

                 "Environmental Laws" means any and all Laws relating to the environment in effect as of the date hereof.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

                 "ERISA Affiliate" means any Person other than Seller or Subsidiary that is a member of a group which is under common control with Seller who together with Seller is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

                 "Excluded Assets" means any and all assets of any kind or nature of Seller or any Affiliate of Seller other than the Purchased Assets.

                 "Excluded Liabilities" means any and all Liabilities other than the Assumed Liabilities, including, without limitation, all Liabilities:

                 (i) that arise out of the ownership, use, possession, enjoyment or operation of the Purchased Assets prior to the Closing Time, except to the extent such Liabilities are included within clause (i) of the definition of Assumed Liabilities;

                 (ii)     that arise out of or relating to the Excluded Assets;

                 (iii) not reflected in the calculation of the Closing Date Book Value of Net Assets, except to the extent such Liabilities are included within clause (ii) of the definition of Assumed Liabilities;

                 (iv) for Taxes (whether imposed directly thereon or assessed against the Purchased Assets or the Business) for any taxable period, or portion thereof, ending on or before the Closing Date and all Liabilities for Taxes imposed on or measured by the net or gross income or assets of Seller for any period;

                 (v) that arise out of or relating to the employment of any Employee by Seller, any collective bargaining agreement, Employee Benefit Plan or any other employee benefit plan maintained by Seller or any of Seller's Affiliates, including any Liability arising under ERISA or the Code; or

                 (vi) that arise out of or pursuant to any Environmental Laws, in connection with the ownership, operation or maintenance of the Business or the Purchased Assets prior to the Closing Time.

                 "Facility Leases" means the Contracts providing for Seller's leasehold interest in the premises listed on Schedule 1.2(e).

                 "Financed Lease Transaction Contracts" means the Contracts listed on Schedule 1.2(f)(1), and all related documents.

                 "Ford" means Ford Motor Company, a Delaware corporation.

                 "GAAP" means generally accepted accounting principles in the United States.

                 "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                 "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

                 "Hazardous Substances" means substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances."

                 "ICC" means the United States Interstate Commerce Commission, or the United States Surface Transportation Board, as successor.

                 "ICC Counsel" means such counsel as may be reasonably selected by Buyer.

                 "ICC Opinion" means an opinion of ICC Counsel, delivered at Buyer's expense, (i) with respect to each Railcar, (ii) based upon a search of the ICC records, conducted at Buyer's expense, for any document asserting the grant or the creation of a lien, claim, encumbrance or security interest by any of the present or past owners of such Railcar, and (iii) opining that no such lien, claim, encumbrance or security interest (except for any Permitted Encumbrance) exists as of the Closing Date.

                 "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnity under this Agreement.

                 "Indemnified Party" means a party entitled to indemnity under this Agreement.

                 "Indemnifying Party" means a party obligated to provide indemnity under this Agreement.

                 "Insurance Proceeds" means (i) cash proceeds received by Seller from any casualty insurance policy insuring any Purchased Asset or Assumed Liability against any hazard prior to the Closing, and all of Seller's rights to receive the same, in each case less any amounts reasonably expended by Seller to repair, or mitigate any damage to, any Purchased Asset or Assumed Liability, (ii) any cash proceeds received by Seller from any railroad in respect of any destroyed or damaged Railcar, and (iii) to the extent assignable, all rights of Seller as loss payee and/or additional insured under any insurance policies carried by each lessee of the Railcars.

                 "Intangible Property" means the service marks, trademarks, tradenames and registrations or applications for registration of the foregoing, the railcar "marks of convenience" owned by Seller, the licenses to Seller to use railcar "marks of convenience," the computer software applications owned by Seller and the licenses to Seller to use computer software, in each case listed on Schedule 1.2(h).

                 "IRS" means the Internal Revenue Service or any successor entity.

                 "Law" means any constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

                 "Leases to Seller" means the leases of railcars to Seller listed on Schedule 1.2(i) pursuant to which the railcars identified thereon are leased to Seller.

                 "Liabilities" means any and all liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown.

                 "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

                 "Management Contracts" means the railcar management Contracts listed on Schedule 1.2(j) pursuant to which Seller either provides or receives railcar management services, including, without limitation, any funds held by Seller for third parties with respect to such Contracts.

                 "Mark Contracts" means the Contracts listed on Schedule 1.2(k) pursuant to which Seller has the right to use certain railcar "marks of convenience."

                 "Operating Leases" means the master operating leases listed on
Schedule 1.2(l), together with all schedules thereto.

                 "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

                 "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, issued or required to be issued by any Governmental Entity.

                 "Permitted Encumbrance" means any Encumbrance that:

                 (i) is a lien of a landlord, carrier, warehouseman, mechanic, materialman, or any other statutory lien arising in the ordinary course of business;

                 (ii) is a lien for Taxes being contested in good faith listed on Schedule 1.2(m) or not yet due;

                 (iii) is a right of a lessee to use any property leased from Seller arising by the terms of any Assumed Contract;

                 (iv) is a restriction on the right of Seller to use any property leased to Seller arising by the terms of any Assumed Contract;

                 (v) is a purchase money security interest arising in the ordinary course of business listed on Schedule 1.2(n);

                 (vi) with respect to any Assumed Contract, Financed Lease Transaction Contract or Subsidiary Contract, arises by the terms of the applicable Contract; or

                 (vii) does not materially detract from the value of the encumbered property or materially detract from or interfere with the use of the encumbered property in the ordinary course of business.

                 "Person" means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

                 "Premium" is defined in Section 2.3(a).

                 "Prepaid Expenses" means Seller's prepaid expenses and licenses incurred in connection with the Business as of the date hereof, together with any additions thereto and subject to any reductions therefrom arising in the ordinary course of business after the date hereof through and until the Closing Date in accordance with Section 6.2.

                 "Prepaid Rents" means all rental amounts prepaid by lessees to Seller relating to Railcars or any Assumed

Contract in respect of rental periods after the Closing Date (apportioned on a pro rata basis to Buyer for the number of days after the Closing Date in any period beginning prior to but ending after the Closing Date), together with any additions thereto and subject to any reductions therefrom arising in the ordinary course of business after the date hereof through and until the Closing Date in accordance with Section 6.2.

                 "Purchase Contracts" means the executory purchase Contracts listed on Schedule 1.2(p) pursuant to which Seller has a forward commitment to purchase the railcars identified thereon.

                 "Purchase Price" is defined in Section 2.3.

                 "Purchased Assets" means all of Seller's right, title and interest in, to and under:

                 (i)      the Railcars;

                 (ii)     the Assumed Contracts;

                 (iii)    the Accounts Receivable;

                 (iv) the Intangible Property (including software licenses to the extent any necessary consents of third parties to the assignment of such licenses are obtained on or prior to the Closing Date);

                 (v) all furniture, fixtures, equipment, materials and supplies owned by Seller located at the real property leased to Seller under the Facility Leases;

                 (vi)     the Prepaid Expenses;

                 (vii) all sales data, customer lists, information relating to customers, suppliers' names, mailing lists, and advertising matter, if any, relating to the Business;

                 (viii) all books and records relating primarily to the Business (including, but not limited to, all maintenance records, UMLER tapes, property tax bills, reports, renditions and correspondence with taxing authorities relating to the Railcars) except for (i) Tax Returns filed by any of Seller's Affiliates, (ii) any information or materials required to be kept confidential by Law, (iii) any privileged attorney-client communications or attorney work-product or (iv) any books and records relating to the Employees; and

                 (ix) the Stock, together with the charter documents, franchises, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of Subsidiary.

                 "Railcars" means the railcars (and all accessories, equipment, parts, attachments, appurtenances and modifications thereto) listed, as of the opening of business on May 17, 1996, on Schedule 1.2(q)(1), together with any additions thereto and subject to any reductions therefrom arising in the ordinary course of business after such date through and until the Closing Date in accordance with the provisions of Sections 6.2(a)(ii) or (a)(iii) and as indicated on the updated Schedule 1.2(q)(1) prepared and delivered to Buyer by Seller pursuant to Section 6.2(c).

                 "Restricted Asset" is defined in Section 6.8(a).

                 "Retirement Plan" means the USL Capital Corporation Retirement Plan.

                 "Running Repairs" means repairs performed on railcars by railroads in accordance with industry practice, whether actually performed by a railroad or a private repair shop.

                 "Seller's Pre-Closing Statement of Estimated Closing Date Book Value of Net Assets" is defined in Section 2.4(b).

                 "Seller's Statement of December 31, 1995 Book Value of Net Assets" means the December 31, 1995 Statement of Book Value of Net Assets set forth as Exhibit A-1.

                 "Seller's Statement of April 30, 1996 Book Value of Net Assets" means the April 30, 1996 Statement of Book Value of Net Assets set forth as Exhibit A-2.

                 "Stock" means all of the outstanding capital stock of Subsidiary.

                 "Subsidiary" means RAILEASE Inc., a Washington corporation.

                 "Subsidiary Contracts" means the Contracts listed on Schedule 1.2(f)(2), and all related documents.

                 "Subsidiary Railcars" means the railcars (and all accessories, equipment, parts, attachments, appurtenances and modifications thereto) listed on Schedule 1.2(q)(2), as of the opening of business on May 17, 1996, together with any additions thereto and subject to any reductions therefrom arising in the ordinary course of business after May 17, 1996 through and until the Closing Date in accordance with the provisions of Section 6.2(a)(ii) or (a)(iii) and as indicated on the updated Schedule 1.2(q)(2) prepared and delivered to Buyer by Seller pursuant to Section 6.2(c).

                 "Tax" means any federal, state, local or foreign tax, including, but not limited to, taxes on or measured by income, estimated income, franchise, capital stock, employee's withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing (and any penalties, fines or similar amounts related to any information return or reporting obligation, notwithstanding that no Tax is otherwise payable if such obligations are properly discharged) whether or not disputed.

                 "Tax Return" means all federal, state, local and foreign returns, declarations, reports, claims for refund, information returns or statements required to be filed with respect to Taxes.

                 "Transfer Taxes" is defined in Section 13.8.

                 "UMLER" means the Universal Machine Language Equipment
Register.


                                   ARTICLE II
                        PURCHASE AND SALE OF ASSETS AND
                           ASSUMPTION OF LIABILITIES

                 2.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Purchased Assets. Seller shall not sell or transfer, and Buyer shall not acquire any rights in and to, the Excluded Assets.

                 2.2 Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall assume, shall take subject to and shall become liable for the Assumed Liabilities. Buyer shall not assume, shall not take subject to and shall not be liable for the Excluded Liabilities.

                 2.3      Purchase Price and Allocation.

                 (a)      the total purchase price (the "Purchase Price;" items
(i) through (iii) below being the "Cash Portion") payable to Seller by Buyer for the Purchased Assets shall equal:

                 (i)      the Closing Date Book Value of Net Assets; plus

                 (ii) $139,000,000 (One Hundred Thirty-Nine Million Dollars) (the "Premium"); minus

                 (iii) the Destroyed Railcar Adjustment Amount; and the assumption of the Assumed Liabilities.

                 (b) The parties to this Agreement agree to determine the amount of and allocate the total consideration transferred by Buyer to Seller pursuant to this Agreement in accordance with the fair market value of the assets and liabilities transferred. Buyer shall prepare and provide to Seller one or more schedules determining and allocating the consideration. If Seller objects Seller must notify Buyer within 10 days of the receipt of the schedule or schedules. If Buyer and Seller cannot agree on a mutually acceptable determination, allocation or determination and allocation of the consideration, Buyer and Seller shall each determine, allocate or determine and allocate, as the case may be, such consideration in the manner it considers appropriate. Seller and Buyer each agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the Rules under Section 1060 of the Code. Any determination, allocation or determination and allocation agreed upon by the parties shall be binding on Buyer and Seller for all Tax reporting purposes.

                 2.4      Amount Payable at Closing.

                 (a) Closing Date Cash Portion. Buyer shall pay the Closing Date Cash Portion (as defined below) to Seller at the Closing by wire transfer of funds immediately available in the City of New York. The "Closing Date Cash Portion" shall be equal to (i) the Closing Date Book Value of Net Assets as set forth in Seller's Pre-Closing Statement of Estimated Closing Date Book Value of Net Assets, plus (ii) the Premium, minus (iii) the Destroyed Railcar Adjustment Amount.

                 (b) Seller's Pre-Closing Statement of Estimated Closing Date Book Value of Net Assets. Not later than 5 calendar days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of Closing Date Book Value of Net Assets, substantially in the form of Seller's Statement of December 31, 1995 Book Value of Net Assets, prepared in accordance with the Agreed Accounting Principles and this Agreement (such statement, as so prepared, being "Seller's Pre-Closing Statement of Estimated Closing Date Book Value of Net Assets"), together with a schedule setting forth in detail the calculations supporting Seller's computation thereof.

                 2.5      Procedure to Verify Closing Date Book Value of Net
Assets.

                 (a) Audit of Seller's Pre-Closing Statement of Estimated Closing Date Book Value of Net Assets by Auditors. On the first business day after the Closing Date, Buyer and Seller shall direct the Auditors to conduct an audit in accordance with the Agreed Accounting Principles and this Agreement, to be completed as promptly as practicable but in any event not later than 45 days thereafter, of Seller's Pre- Closing Statement of Estimated Closing Date Book Value of Net Assets, and, upon completion of such audit, to deliver written notice (the "Auditors' Report") to each of Buyer and Seller setting forth (i) a schedule of all adjustments, if any, to Seller's Pre-Closing Statement of Estimated Closing Date Book Value of Net Assets determined by the Auditors to be required under the Agreed Accounting Principles consistently and properly applied and this Agreement to calculate the Closing Date Book Value of Net Assets hereunder, and (ii) a report stating that in their opinion Seller's Pre-Closing Statement of Estimated Closing Date Book Value of Net Assets, after giving effect to such adjustments, if any, contained in the Auditors' Report, has been prepared in accordance with the Agreed Accounting Principles and this Agreement and presents fairly in all material respects the Closing Date Book Value of Net Assets (such statement of Closing Date Book Value of Net Assets as so determined being the "Auditors' Post-Closing Statement of Closing Date Book Value of Net Assets"). Buyer and its accountants shall be permitted full access during such audit to the Auditors and their work papers and Seller and the Auditors shall cooperate with Buyer to permit Buyer and its accountants to observe and monitor such audit.

                 (b) Review by Buyer. Promptly following receipt of the Auditors' Report, Buyer shall review the same and, as promptly as practicable, but in any event not later than 30 days thereafter, may deliver to Seller a certificate signed by its chief financial officer setting forth its objections to the Auditors' Report together with a summary of the reasons therefor and calculations supporting such adjustments that, in its view, are necessary to eliminate such objections. Buyer shall not be entitled to lodge any such objections, and no such certificate may be delivered, unless the objections and the corresponding adjustments provided for in such certificate amount to a reduction in the Closing Date Book Value of Net Assets, in the aggregate, of not less than $2.5 million. In the event Buyer does not so object within such 30-day period, the Closing Date Book Value of Net Assets set forth in the Auditors' Report shall be final and binding as the Closing Date Book Value of Net Assets under this Agreement. In the event Buyer so objects within such 30-day period, Buyer and Seller shall endeavor to resolve by written agreement (the "Agreed Adjustments") any differences as to the Closing Date Book Value of Net Assets set forth in the Auditors' Report and, in the event Seller and Buyer so resolve any such differences, the Closing Date Book Value of Net Assets set forth in the Auditors' Report as adjusted by the Agreed Adjustments, shall be final and binding as the Closing Date Book Value of Net Assets under this Agreement.

                 (c) Audit by Additional Accounting Firm. In the event any objections lodged by Buyer in accordance with Section 2.5(b) above are not resolved by Agreed Adjustments within the 30-day period next following the 30-day period referred to in Section 2.5(b) above, then Buyer and Seller shall jointly select a national accounting firm acceptable to both Buyer and Seller (or, if they cannot agree on such selection, they shall select a national (big-six) accounting firm by lot after eliminating the Auditors and Buyer's independent public accountants and any independent public accountants performing material services for any Affiliate of Buyer or Seller) and shall direct the firm so selected (the "Additional Accounting Firm") to conduct, as promptly as practicable, but in any event not later than 45 days after such direction, such audit of the Auditors' Post-Closing Statement of Closing Date Book Value of Net Assets as they believe to be necessary to resolve the objections (it being understood that under no circumstances shall they be charged with reconsidering or conducting an audit of any elements of Auditors' Post-Closing Statement of Closing Date Book Value of Net Assets or the Closing Date Book Value of Net Assets as set forth therein as to which no objection has been lodged and which do not bear directly on the matters or conclusions objected to), and to deliver a written notice (the "Additional Accounting Report") to each of Buyer and Seller setting forth what adjustments, if any, to the Closing Date Book Value of Net Assets the Additional Accounting Firm believes to be required under the Agreed Accounting Principles and in accordance with this Agreement to resolve such objections, and the amount of the Closing Date Book Value of Net Assets after giving effect to such adjustments; provided, however, that the Additional Accounting Report shall not recommend any adjustments whatsoever unless the aggregate net amount of all such adjustments would result in an increase or decrease in the

Closing Date Book Value of Net Assets of not less than $2.5 million (such Closing Date Book Value of Net Assets if and as so adjusted being the "Final Audited Closing Date Book Value of Net Assets"). In such event, the Final Audited Closing Date Book Value of Net Assets shall be final and binding as the Closing Date Book Value of Net Assets under this Agreement.

                 (d) Access to Information; Fees and Expenses. The parties hereto shall make available to the Auditors, Buyer, Buyer's accountants, Seller and, if applicable, the Additional Accounting Firm, such books, records and other information (including work papers) as any of them may reasonably request to perform the audits provided for hereunder; provided, however, that under no circumstances shall Seller be required to make available to Buyer Tax Returns filed by any of Seller's Affiliates. The fees and expenses of the Additional Accounting Firm, if any, shall be paid 50% by Buyer and 50% by Seller.

                 (e) Procedure in Event of Qualified Report. If either the Auditors or the Additional Accounting Firm should conclude that it is unable to determine one or more issues or amounts necessary to complete the audits provided for hereunder, it shall promptly so notify Buyer and Seller who shall endeavor to jointly agree on such issue or amount. If Seller and Buyer are unable to reach a written agreement concerning such issue or amount within 30 days after receipt of any such notice, the issue or amount in question shall be determined in accordance with the provisions of Section 15.15. The decision reached pursuant thereto shall be conclusive and binding for purposes of use hereunder by the Auditors or the Additional Accounting Firm, as the case may be.

                 2.6      Reserved.


                 2.7 Destroyed Railcars. In the event that, prior to the Closing, either Seller or Buyer is informed or discovers, that any Railcar has been destroyed or damaged beyond repair, such Railcar shall be deemed to be an Excluded Asset hereunder and the Cash Portion shall be reduced by the "midpoint value" of such Railcar listed in the TEA Railcar Value Guide for 1995; provided, however, that in the event that such Railcar is of a type specified on Schedule 2.7, the Cash Portion shall instead be reduced by the amount indicated on Schedule 2.7; provided, further, that in the event such Railcar was manufactured since the publication of the TEA Railcar Value Guide for 1995 and is not listed therein, the reduction shall equal the value thereof as shown on the Seller's books of account in accordance with the Agreed Accounting Principles. All such amounts shall be net of any Insurance Proceeds or other payments to Buyer from any railroad relating to the destroyed Railcar. The "Destroyed Railcar Adjustment Amount" shall be a dollar amount equal to the total amount of all such reductions. The "midpoint value," or the amount specified above or in Schedule 2.7, as applicable, is for the purposes of determining casualty values and the Cash Portion, and not for the purpose of allocating the Purchase Price.

                 2.8 Final Payment of Purchase Price. Promptly, but in any event not later than 5 days, after the final determination of the Closing Date Book Value of Net Assets as set forth herein, (i) in the event that the Cash Portion exceeds the Closing Date Cash Portion, Buyer shall pay to Seller by wire transfer of funds immediately available in the City of New York an amount equal to such excess plus interest thereon from the Closing Date to (but not including) the date of payment thereof at the Agreed Rate on the basis of a 365 day year, or (ii) in the event the Closing Date Cash Portion exceeds the Cash Portion, Seller shall pay to Buyer by wire transfer of funds immediately available in the City of New York an amount equal to such excess plus interest thereon from the Closing Date to (but not including) the date of payment thereof at the Agreed Rate on the basis of a 365 day year.


                                  ARTICLE III
                                    CLOSING

                 3.1 Closing Date. The Closing shall take place at the offices of O'Melveny & Myers, 153 East 53rd Street, 54th Floor, New York, New York 10022-4611, on the last business day of the first month during which the last to be satisfied of the conditions specified in Articles VIII, IX or X (other than the delivery of the items required to be delivered pursuant to Sections 3.2, 3.3, 9.1 through 9.5 and 10.1 through 10.3) shall have been satisfied, or at such other place or on such other date as Seller and Buyer may agree.

                 3.2 Items to be Delivered at the Closing By Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                 (a) an executed Bill of Sale and Assignment substantially in the form of Exhibit B;

                 (b) certificates representing the Stock, properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer;

                 (c) an executed AAR Certificate of Sale with respect to the Railcars in proper form for filing with AAR;

                 (d) an executed AAR Certificate of Sale with respect to the Railcars together with a list of their UMLER car numbers and all information necessary to effect UMLER registration;

                 (e) to the extent obtained by Seller, a consent of lessor and any lender required to consent under the terms of any Financed Lease Transaction Contract and copies of any other Approvals;

                 (f) with respect to each lease of a Railcar from Seller, an executed letter, in form and substance reasonably satisfactory to Buyer, addressed to the lessee thereunder advising such lessee of the assignment to and assumption of such leases by Buyer as of the Closing Date;

                 (g) the complete UMLER records for the Railcars in AAR Tape Input Format as and to the extent received by Seller from the AAR;

                 (h) an executed Lease Assignment and Assumption Agreement with respect to each Facility Lease substantially in the form of Exhibit C;

                 (i) executed certificates or other instruments of title in respect of any Purchased Asset the ownership of which is as a matter of Law evidenced by such certificate or other instrument of title;

                 (j) instruments of transfer in the form customarily used in commercial transactions in the places in which the Purchased Assets which are personal property are located which are reasonably satisfactory to Buyer and sufficient to transfer to Buyer such Purchased Assets not otherwise transferred to Buyer by the Bill of Sale referred to above;

                 (k) such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of Seller's right, title and interest in, to and under the Purchased Assets;

                 (l) all documentation required to exempt Seller from the withholding requirements of Section 1445 of the Code; and

                 (m) any other certificates or other documents referred to herein as then to be delivered by Seller.

                 3.3 Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver to Seller:

                 (a) by wire transfer of funds immediately available in the City of New York, the Closing Date Cash Portion;

                 (b) an executed Assumption Agreement substantially in the form of Exhibit D;

                 (c) an executed Lease Assignment and Assumption Agreement with respect to each Facility Lease substantially in the form of Exhibit C;

                 (d) such other instruments of assumption necessary or appropriate to transfer to and evidence the assumption by Buyer of all of the Assumed Liabilities, including, but not limited to, such other instruments as may reasonably be requested by any creditor or any other Person whose Approval is required to consummate the transactions contemplated by this Agreement and which are reasonably satisfactory to Buyer; and

                 (e) any other certificates or other documents referred to herein as then to be delivered to Buyer.

                 3.4 Removal of Books and Records. Upon the Closing, Seller shall and shall cause Subsidiary to make available to Buyer and Buyer shall remove from Seller's premises (a) all of Seller's books and records relating solely to the Business and (b) all of the Subsidiary's books and records in the possession of Seller or Subsidiary, including all corporate records of Subsidiary, and Seller shall cooperate and cause Subsidiary to cooperate with Buyer and its representatives to arrange the same.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Except as otherwise indicated on the Disclosure Schedule, under the Section heading corresponding to the Section of this Article, Seller represents and warrants to Buyer as follows:

                 4.1 Organization and Related Matters. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to operate and carry on the Business as presently conducted and to own and operate the Purchased Assets. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all corporate power and authority to operate and carry on its business as presently conducted and to own and lease all of the properties owned or leased by it. Schedule 4.1 correctly lists the current directors and executive officers of Subsidiary. Each of Seller and Subsidiary is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction in which its failure to so qualify might reasonably be expected to have an adverse effect on its business or properties taken as a whole.

                 4.2 Subsidiary. Seller owns the Stock, beneficially and of record, free and clear of any Encumbrances. At the Closing, Buyer will acquire good and marketable title to and complete ownership of the Stock, free and clear of any Encumbrances. The authorized capital stock of Subsidiary consists of 1,000,000 shares of common stock, $1 par value, of which 90 shares are issued and outstanding and 10 shares are held by Subsidiary as treasury stock. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any equity securities of Subsidiary, or to restructure or recapitalize Subsidiary. There are no outstanding Contracts of Seller or Subsidiary to repurchase, redeem or otherwise acquire any equity securities of Subsidiary. All shares of the Stock are duly authorized, validly issued, fully paid and nonassessable. There are no preemptive rights in respect of any equity securities of Subsidiary.

                 4.3      Assumed Contracts.

                 (a) True copies of all of the Assumed Contracts and Subsidiary Contracts have been made available to Buyer. Each of Seller and Subsidiary has duly performed all its obligations under each Assumed Contract or Subsidiary Contract to which it is a party to the extent that such obligations to perform have accrued, and no breach or default, or, to Seller's knowledge, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default by Seller or Subsidiary thereunder, or, to Seller's knowledge, any other party or obligor with respect thereto, has occurred or, assuming that the requisite Approvals set forth on
Schedule 4.6 are obtained, as a result of the execution, delivery and performance of this Agreement will occur. No party to any Assumed Contract or Subsidiary Contract has asserted to Seller or Subsidiary in writing or to Seller's knowledge that Seller or Subsidiary is in default under such Assumed Contract or Subsidiary Contract or that such party has any right to counterclaims, defenses or setoffs under such Assumed Contract. Each of the Assumed Contracts and Subsidiary Contracts is valid, binding and enforceable against each party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                 (b) The Assumed Contracts and Subsidiary Contracts constitute all of the Contracts to which Seller or Subsidiary is a party that affect the rights, obligations or liabilities of Seller or Subsidiary with respect to the Purchased Assets, the Assumed Liabilities or the Subsidiary Railcars, except for obligations or liabilities arising under the Employee Benefit Plans.

                 (c) Other than the Prepaid Rents existing or accrued as of the date hereof, there has been no prepayment of rent or any other obligation paid by any party under the Assumed Contracts or Subsidiary Contracts, and none of the Railcars, the Subsidiary Railcars nor any of Seller's or Subsidiary's rights with respect thereto are subject to any remarketing, residual sharing or similar agreement.

                 (d) Neither Seller nor Subsidiary has with respect to any Assumed Contract or Subsidiary Contract (i) extended or otherwise restructured the payment schedules, payment terms or any other term or condition thereof, except for written amendments or supplements listed on any of the Schedules hereto and made available to Buyer; (b) canceled or compromised any debt or claim or waived or released any right or default or provided any other accommodation to any party thereto, or (c) accelerated or delayed collection of any amount beyond the date pursuant to which the same would have been collected in the ordinary course of business.

                 (e) None of the Assumed Contracts or the Subsidiary Contracts are Contracts between any Employee, director or Affiliate of Seller or Subsidiary, on the one hand, and Seller or Subsidiary, on the other hand.

                 4.4 Title. Seller has good title to the Purchased Assets free and clear of any Encumbrances except Permitted Encumbrances. Subsidiary has good title to the Subsidiary Railcars free and clear of any Encumbrances except Permitted Encumbrances. Seller has all right, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement, and at the Closing, Seller shall deliver the Purchased Assets to Buyer, free and clear of any Encumbrances except for Permitted Encumbrances, in each case assuming that the requisite Approvals set forth on Schedule 4.6 are obtained. There are no effective UCC-1 financing statements of record naming Seller or Subsidiary as debtor and listing any Purchased Asset, Subsidiary Railcar or Subsidiary Contract as collateral that have been filed in any state or local recording offices.

                 4.5 Authorization; No Conflicts. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by the Board of Directors of Seller and by all other necessary corporate action on the part of Seller and its Affiliates. This Agreement constitutes, and each instrument delivered by Seller at the Closing pursuant to Sections 3.2(a), (h), (i), (j) and (k) will constitute, the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance by Seller of this Agreement and each such instrument will not
(a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Seller or any Affiliate of Seller, (b) result in the imposition of any Encumbrance against any Purchased Asset, Subsidiary Railcar or Subsidiary Contract, (c) violate any Law, or (d) result in a breach or default by Seller or Subsidiary, or an event which would (with the passage of time, notice or both) constitute a breach or default by Seller under, any Contract to which Seller or any Affiliate of Seller is a party or by which any of their respective properties may be bound which would have an adverse effect on Seller's ability to perform its obligations under this Agreement.

                 4.6 Approvals and Permits. Schedule 4.6 lists, as of the date hereof, all Approvals and Permits required to be obtained by Seller or Subsidiary to consummate the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement.
Except for matters identified on Schedule 4.6 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution, delivery and performance of this Agreement by Seller will not require filing or registration with, or the issuance of any Approval or Permit by, any third party or Governmental Entity.

                 4.7 Purchased Assets. The Purchased Assets constitute all of the rights, agreements and property used by Seller or Subsidiary in connection with the Business as currently conducted by Seller except for the Excluded Assets.

                 4.8 Operation Since December 31, 1995. Since December 31, 1995, with respect to Seller, and since the acquisition of the Stock by Seller, with respect to Subsidiary, to the date hereof:

                 (a) There has not been, occurred or arisen any change in or event affecting the Business, the Purchased Assets or the assets of Subsidiary that has had or would have a material adverse effect on the value thereof, taken as a whole, except for changes affecting generally the railcar leasing or financing industries as a whole, including, but not limited to, changes in or affecting interest rates, securities markets or applicable Laws.

                 (b) Seller and Subsidiary have conducted the Business only in the ordinary course of business.

                 (c) Neither Seller nor Subsidiary has cancelled or waived, or agreed to cancel or waive, any claim or right of the Business, including any claim or right with respect to the Purchased Assets, the Assumed Liabilities, the Subsidiary Contracts or the Subsidiary Railcars, in excess of $20,000.

                 (d) Neither Seller nor Subsidiary has purchased, sold, leased, mortgaged, pledged, licensed or otherwise acquired or disposed of any properties (real or personal) or assets used in connection with the Business, or committed to do so, except as contemplated by the Assumed Contracts or in the ordinary course of business.

                 4.9      Financial Statements.

                 (a) Seller has delivered to the Buyer a true and correct copy of (i) Seller's Statement of December 31, 1995 Book Value of Net Assets and (ii) Seller's Statement of April 30, 1996 Book Value of Net Assets. Each of Seller's Statement of December 31, 1995 Book Value of Net Assets and Seller's Statement of April 30, 1996 Book Value of Net Assets presents fairly in all material respects the assets and liabilities of the Business as at such date, except as noted therein and subject to the absence of year-end audit adjustments and footnotes.

                 (b) Seller has delivered to the Buyer a true and correct copy of the April 30, 1996 Subsidiary Balance Sheet. The April 30, 1996 Subsidiary Balance Sheet presents fairly in all material respects the assets and liabilities of Subsidiary as at such date, except as noted therein and subject to the absence of year-end audit adjustments and footnotes.

                 4.10 Railcars in Repair Shop. Schedule 4.10 sets forth a true and correct list of all Railcars and Subsidiary Railcars (other than Railcars and Subsidiary Railcars which, by the terms of the applicable lease, the lessee is responsible to repair) that, to Seller's knowledge, are

(a) in an off-site repair facility or (b) in transit for repairs, excluding Running Repairs.

                 4.11     Legal Proceedings; Liability.

                 (a) There is no Order or Action pending or, to the knowledge of Seller, threatened, against Seller, Subsidiary or any of the Purchased Assets or the Assumed Liabilities that has, or, if determined adversely to the interest of Seller or Subsidiary, as the case may be, might reasonably be expected to have, an adverse effect on the Business or the value of the Purchased Assets, taken as a whole. There are no facts or circumstances known to Seller that could result in an Order or Action which, if decided adversely, might reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business or the value of the Purchased Assets, taken as a whole.

                 (b) From January 1, 1994 to the date hereof, (i) Seller is not aware that there has been any release of any Hazardous Substance in connection with Seller's ownership of the Purchased Assets or the Assumed Liabilities in violation of any Environmental Law which has created any liability of Seller, and (ii) Seller has not received any notice, demand letter, claim, order, decree, injunction or request for information from any Governmental Entity concerning the Purchased Assets under any Environmental Law which would reasonably be expected to result in any liability of Seller under any Environmental Law.

                 4.12 Insurance. Schedule 4.12 lists, as of the date hereof, all insurance policies owned by Seller or Subsidiary, and all insurance policies owned, or self-insurance pools administered, by Seller's Affiliates, under which the Purchased Assets or the Assumed Liabilities are insured. All of such insurance policies and such self-insurance arrangements, to the extent the Purchased Assets or the Assumed Liabilities are insured thereby or Seller with respect to the Purchased Assets or the Assumed Liabilities participates therein, are in full force and effect and none of Seller or any of its Affiliates is in default thereunder.

                 4.13 Intangible Property. Schedule 1.2(h) lists, as of the date hereof, all items of Intangible Property used by Seller or Subsidiary exclusively in connection with the Business (other than retail computer software licenses). Subject, with respect to any Intangible Property licensed to Seller, to the terms of the applicable license agreements listed thereon, Seller owns or has rights to use all of the Intangible Property and does not use any Intangible Property by consent of any other person and is not required to and does not make any payments to others with respect thereto.

To Seller's knowledge, neither the Intangible Property nor any use by Seller of the same conflicts with or infringes the rights of any Person.

                 4.14     Compliance with Laws; Permits.

                 (a) Seller's and Subsidiary's operation of the Business, Seller's ownership and operation of the Purchased Assets, the Purchased Assets, and Subsidiary's ownership and operation of its assets is or are in compliance with all Laws, including, but not limited to, those related to: fire, safety, pricing, transportation, sanitation, land use, energy and similar Laws except for any failures of compliance which would not be reasonably likely, individually or in the aggregate, to have an adverse effect on the Business or the Purchased Assets and the assets of Subsidiary, taken as a whole, and Seller has received no notice of any violation of any such Laws. Seller has complied with the rules and regulations of the AAR applicable to the Railcars as in effect prior to the Closing Date. Seller currently holds and is in compliance with all Permits necessary for the lawful conduct of the Business and the ownership and operation of the Purchased Assets. Subsidiary currently holds and is in compliance with all Permits necessary for the lawful conduct of its railcar business and the ownership and operation of the Subsidiary Railcars and its other assets.

                 (b) To Seller's knowledge, with respect to Railcars that are (i) tank cars, (ii) cryogenic cars or (iii) covered hoppers built by Thrall with rear draft lugs, there is no current or proposed regulation of any Governmental Authority having jurisdiction over the Seller, Subsidiary or any such Railcars or any existing or proposed recall bulletin, safety bulletin or similar publication of written instruction from the manufacturer of any such Railcars, that requires or would require the owner or user of any such Railcars to modify, improve or adjust such Railcars or make any other attachment to such Railcars to quality such Railcars for operation in railroad interchange to maintain manufacturer or vendor warranties or for prudent and safe operation of any such Railcars.

                 4.15 Accounts Receivable. All the Accounts Receivable have arisen in the ordinary course of business, are not subject to any counterclaims or offsets (except for allowances for possible losses with respect to such Accounts Receivable as shown on Seller's books of account), have been billed and, to Seller's knowledge, are collectible.

                 4.16 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions except for J.P. Morgan Securities Inc., as to which Seller shall have full responsibility and Buyer shall have no liability.

                 4.17 Interstate Commerce. To Seller's knowledge, the Railcars are presently being used in interstate commerce.

                 4.18     Taxes.

                 (a) Seller has timely paid all Taxes the nonpayment of which would result in any Encumbrance on any of the Purchased Assets except Permitted Encumbrances.

                 (b) (i) All Tax Returns that are required to be filed by or with respect to Subsidiary on or before the Closing Date have been or will be duly filed, (ii) all Taxes shown as due on the Tax Returns referred to in clause (i) have been paid or will be paid in full; (iii) no issues that have been raised by the IRS or any other taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (iv) Subsidiary is not currently a party to any tax sharing agreement or arrangement.

                 (c) All Taxes, fees or other charges payable by Seller with respect to each Financed Lease Transaction Contract (except for those which (i) by the terms thereof, are required to be paid by any lessee, and (ii) against which Seller is indemnified, or the application of which Seller is contesting in a diligent manner by appropriate proceedings) have been remitted to the appropriate taxing authorities or Governmental Entities, and no Taxes other than federal income taxes are payable by Seller in connection therewith, no indemnity under any tax indemnity agreement relating thereto has been received or demanded by Seller and Seller has no knowledge of any facts or circumstances which could lead to any such receipt or demand.

                 4.19 UMLER Information. Schedules 1.2(q)(1) and (q)(2) set forth the railcar numbers, railcar marks and AAR car type of each of the Railcars and Subsidiary Railcars.

                 4.20 Tax Benefit Transfer Agreements. None of the Railcars is subject to any tax benefit transfer or similar agreement within the meaning of former Section 168(f)(8) of the Code.

                 4.21 Accounting Principles. The accounting principles applied in the preparation of (i) Seller's audited financial statements as at and for the year ended December 31, 1995, and (ii) the April 30, 1996 Subsidiary Balance Sheet, are in conformity with GAAP, consistently applied throughout the periods or at the dates presented. Seller's Statement of December 31, 1995 Book Value of Net Assets and Seller's Statement of April 30, 1996 Book Value of Net Assets were prepared in accordance with the Agreed Accounting Principles, consistently applied at the dates presented.

                 4.22 Retirement Plan. To Seller's knowledge, the Retirement Plan is in substantial compliance with ERISA. The Retirement Plan has received a favorable determination letter from the IRS, and Seller is not aware of any circumstances likely to result in revocation of such favorable determination letter.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to Seller as follows:

                 5.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction in which its failure to so qualify might reasonably be expected to have an adverse effect on its business or properties taken as a whole.

                 5.2 Authorization; No Conflicts. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer and its Affiliates. This Agreement constitutes, and each instrument delivered by Buyer at the Closing pursuant to Sections 3.3(b), (c) and (d) will constitute, the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement and each such instrument will not (a) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Buyer,
(b) violate any Law, or (c) result in a breach or default by Buyer, or an event which would (with the passage of time, notice or both) constitute a breach or default by Buyer under, any Contract to which Seller or any

Affiliate of Seller is a party or by which any of their respective properties may be bound. Schedule 5.2 lists, as of the date hereof, all Approvals and Permits required to be obtained by Buyer to consummate the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement. Except for matters identified on Schedule 5.2 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution, delivery and performance of this Agreement by Buyer will not require filing or registration with, or the issuance of any Approval or Permit by, any third party or Governmental Entity.

                 5.3 Legal Proceedings. There is no Order or Action pending, or to the knowledge of Buyer, threatened, against or affecting Buyer or any of its properties or assets that individually or when aggregated with one or more other Actions has or, if determined adversely to the interest of Buyer, might reasonably be expected to have, an adverse effect on Buyer's ability to perform this Agreement.

                 5.4 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                 5.5 Disclaimer of Certain Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE IV OR OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT THE PURCHASE AND SALE OF THE PURCHASED ASSETS AND THE ASSUMPTION OF THE ASSUMED LIABILITIES HEREUNDER SHALL BE WITHOUT REPRESENTATION OR WARRANTY BY SELLER, EXPRESS OR IMPLIED, AND BUYER'S ACCEPTANCE OF THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES SHALL BE "AS IS, WHERE IS" AND WITH ALL FAULTS.

                 5.6 Investment Representation; No Plan Assets. Buyer is acquiring the Stock and the Financed Lease Transaction Contracts from Seller for Buyer's own account, for investment purposes only and not with a view to any distribution thereof. Buyer is not using funds constituting "plan assets" of any employee benefit plan within the meaning of ERISA to purchase the Purchased Assets.

                 5.7 Net Worth; Financial Institution. Buyer's or Buyer's ultimate parent entity's consolidated tangible net worth, as determined in accordance with GAAP, is at least $100 million.

                                   ARTICLE VI
                               INTERIM COVENANTS

                 6.1 Access. Seller shall permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel), subject to the rights of lessees, to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its business, to its properties, books, records, operating instructions and procedures and all other information with respect to the Purchased Assets and Assumed Liabilities as Buyer may from time to time request, and to make copies of such books, records and other documents as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Purchased Assets and the Assumed Liabilities, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the Purchased Assets and the Assumed Liabilities; provided, however, that under no circumstances shall Seller be required to provide to Buyer and its representatives access to, nor shall any of them have rights to make copies of,
(i) Tax Returns filed by any of Seller's Affiliates, (ii) any information or materials subject to confidentiality agreements with third parties or required to be kept confidential by Law, or (iii) any privileged attorney-client communications or attorney work-product.

                 6.2      Conduct of Business; Updated Schedule of Railcars.

                 (a) Seller agrees that during the period from the date hereof to and including the Closing Date it shall not, and shall not permit Subsidiary to, without the prior written consent of Buyer:

      (i) terminate or fail to renew or preserve any Permits relating to the Business;

     (ii) sell, transfer, mortgage, encumber or otherwise dispose of or enter into any lease with respect to any of the Purchased Assets, the Assumed Liabilities, the Subsidiary Railcars or other assets of Subsidiary;

    (iii) make any capital expenditure in connection with the Business, except for capital expenditures (i) in the aggregate not to exceed $20,000 and (ii) in connection with a Railcar not to exceed $2,000 per Railcar;

     (iv)     modify, amend, cancel, renew or terminate any Assumed Contract;

      (v) waive, cancel or compromise any material right or claim of Seller or Subsidiary, including any Accounts Receivable, relating to or affecting the Business, the Purchased Assets or any Assumed Liabilities, or make any adjustments to the allowance for possible losses in respect thereof on Seller's or Subsidiary's books of account;

     (vi) otherwise conduct the Business in any manner except in the ordinary course of business; or

   (viii) agree to or make any commitment to take any actions prohibited by this Section 6.2(a);

provided, however, that notwithstanding any of the foregoing, no such consent of Buyer shall be required to or in connection with the acquisition of any Railcar subject, as of the date hereof, to a purchase order disclosed in a Schedule to this Agreement or any transaction by Seller described on Schedule 6.2; provided, further, that nothing in this Section 6.2 shall require Seller to obtain the consent of Buyer or otherwise restrict Seller's actions or agreements in respect of (x) any Excluded Asset or Excluded Liability, except to the extent such actions or agreements would adversely affect Buyer's interest in the Purchased Assets or the Assumed Liabilities, or (y) any Contract to which Buyer is a party.

              (b) Seller agrees that during the period from the date hereof and including the Closing Date, it will use commercially reasonable efforts to and to cause its Employees to:

              (i) preserve Seller's and Subsidiary's present relationships with customers, suppliers and others having business dealings with Seller or Subsidiary, as the case may be, with respect to the Business;

              (ii) maintain Seller's and Subsidiary's rights to the Intangible Property so as not to affect the validity or enforcement of such rights;

              (iii) maintain all Railcars and other tangible personal property which constitute Purchased Assets in customary repair, order and condition consistent with past practice and maintain insurance in respect of all such property reasonably comparable to that maintained on the date hereof;

              (iv) maintain the books, accounts and records related to the Business consistent with past practice; and

              (v) promptly inform Buyer in writing of any material variances from the representations and warranties contained in Article IV hereof.

              (c) Not later than 5 days prior to the Closing Date, Seller shall prepare and deliver to Buyer a revised Schedule 1.2(q) (1), Schedule 1.2(q)(2) and Schedule 1.2(i), updated to be true and correct as of such date.

              6.3     Permits and Approvals.

              (a) Seller and Buyer shall cooperate and use commercially reasonable efforts to obtain, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits identified on Schedules 4.6 and 5.2.

              (b) Buyer and Seller shall each bear their own out-of-pocket costs, expenses incurred or fees paid to third parties or Governmental Entities in order to obtain such Approvals and Permits; provided, however, that in no event shall Buyer or Seller be obligated under this Agreement to make any payments to third parties (other than Governmental Entities) in order to obtain any such Approvals or Permits.

              6.4 Government Filings. Buyer and Seller shall make any and all filings required under the Hart-Scott-Rodino Act and any other Law requiring filings with or submissions to any Governmental Entity with respect to the transactions contemplated hereby. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such Laws and any actions required to be taken by the other party to obtain Approvals under such laws. Seller and Buyer will immediately supply to each other copies of all material correspondence, filings, submissions or communications, including file memoranda evidencing telephonic conferences, by such party or its Affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated or inconsistent transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott Rodino Notification and Report Form or communications regarding the same.

              6.5 Bulk Transfer Laws. Buyer and Seller waive compliance with any applicable bulk transfer Laws.

              6.6 Data Conversion. Seller shall cooperate with Buyer to convert all data processing files used by Seller exclusively in connection with the Business to Buyer's data processing files, including, but not limited to, providing test tapes, documentation relating to file structures, record layouts, field descriptions, access by Buyer to Seller's employees who manage Seller's computer operations, and providing a final set of tapes to Buyer at the Closing; provided, however, that Buyer shall reimburse Seller in respect of any out-of-pocket costs reasonably incurred by Seller in connection with the same. At the request of Buyer not less than 15 days prior to the Closing Date, Seller shall maintain all such data processing files and substantially the same account servicing capabilities for up to 90 days after the Closing Date and shall make such data processing files and servicing capabilities available to Buyer and Buyer shall promptly reimburse Seller in respect of any costs or expenses reasonably incurred by Seller in connection with the same, not to exceed $5.00, per Railcar, Subsidiary Railcar and railcar subject to a Lease to Seller per month.

              6.7 Employee Matters. Buyer shall in good faith meet with and interview each of the Employees and shall determine, in Buyer's sole discretion, which of the Employees, if any, to whom Buyer shall offer employment on and after the Closing Date. On the Closing Date, Seller shall terminate the employment of all of the Employees who have agreed to accept employment with Buyer after the Closing Date.

              6.8     Administration Pending Transfer of Certain Contracts.

              (a) This Agreement shall not constitute an assignment or transfer of any Contract which, but for this Section 6.8, would be an Assumed Contract or any rights, privileges and powers of Seller thereunder if such assignment or transfer, without a necessary Approval of a third party, would be ineffective or would constitute a default under, or other contravention of, the provisions of any such Contract or applicable Laws or give rise to any right of acceleration of any obligation thereunder or any right to termination thereof and such Approval shall not have been obtained prior to the Closing Date (any such Contract, a "Restricted Asset"). Prior to the Closing Date, each party shall prepare and deliver to the other a list of those Contracts determined to be Restricted Assets as of such date.

              (b) With respect to any Restricted Asset, on the Closing Date, Buyer shall, if and to the extent permitted by applicable Laws, assume the responsibility, as agent of Seller, to supervise, manage, administer and otherwise discharge the duties of Seller with respect to such Restricted Asset until the requisite Approvals are obtained (or the relevant Contracts amended to provide) for Buyer to assume Seller's rights, privileges and powers thereunder. Upon the receipt of such Approval (or the amendment of such Contracts), Buyer will assume Seller's rights, privileges and powers thereunder in accordance with the terms of this Agreement and such Restricted Asset shall constitute an Assumed Contract for all purposes of this Agreement. As compensation for acting as agent of Seller, with respect to any Restricted Asset pursuant to this Section 6.8, Buyer shall be entitled to all fees, and all other revenues of Seller, in respect thereof.

              (c) Seller and Buyer shall each cooperate and use their respective best efforts to maintain good relations with the lessees or other obligees in connection with any Restricted Asset with respect to which Buyer acts as Seller's agent under this Section 6.8 and shall not:

              (i) sell, sublease, transfer, assign or otherwise dispose of any rights related to such Restricted Asset; or

              (ii) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of any rights related to such Restricted Asset or authorize any of its officers, directors, agents or affiliates so to solicit or encourage, or fail to notify the other promptly following its receipt of any such inquiry or proposal.

              (d) Buyer shall, promptly upon obtaining knowledge thereof, give Seller notice of any default or event of default under any Restricted Asset.
In so acting, with respect to any Restricted Asset as to which notice has been given in accordance with the preceding sentence, Buyer shall, while any default is continuing, act only pursuant to written instructions from Seller; provided, that Buyer shall have no liability for any act taken or omission made in accordance with such instructions or as a result of Seller failing timely to give such instructions.

              (e) Each party shall furnish to the other and its authorized agents and representatives such financial and operating data and other information with respect to the Restricted Assets with respect to which Buyer then acts as agent for Seller pursuant to this Section 6.8 as any of them shall reasonably request.

              (f) Seller shall take all actions reasonably requested by Buyer to enforce Seller's rights under any Restricted Asset including, without limitation, the assertion of any claim against a party to such Restricted Asset or the assignment of any such claim to Buyer.

              (g) Buyer and Seller shall cooperate and use reasonable efforts after the Closing to obtain any Approvals required to transfer each Restricted Asset.


                                  ARTICLE VII
                        ADDITIONAL CONTINUING COVENANTS

              7.1 Seller's Post-Closing Access. Buyer and Seller shall each cooperate with the other to make available to the other all financial, Tax and other information reasonably required by Seller in connection with (a) any audit or other investigation by any taxing authority or any required reports or submissions (including any consolidated financial or statutory reporting obligations of the other or its Affiliates) to Governmental Entities with respect to the Purchased Assets or the Assumed Liabilities relating to any period (or portion thereof) ending on or before or that includes the Closing Date, and (b) matters relating to insurance coverage of the Purchased Assets or the Assumed Liabilities, third-party litigation, claims, proceedings and investigations. Buyer and Seller shall each preserve such information for at least as long after the Closing Date as such party preserves similar information with respect to its other operations. Any information obtained pursuant to this Section 7.1 or pursuant to any other section hereof providing for the sharing of information shall be subject to Section 14.2.

              7.2     Insurance; Indemnity Obligations.

              (a) Seller and its Affiliates shall maintain in effect until midnight on the Closing Date all casualty and liability insurance policies listed on Schedule 4.12 (or comparable replacement policies). Effective at 12:01 a.m. on the day after the Closing Date, all insurance coverage and self-insurance maintained by Seller and its Affiliates under which the Purchased Assets or the Assumed Liabilities are insured or self-insured, including any and all bonds or other indemnity obligations, shall be cancelled and terminated (except to the extent that they may not, by their terms, be so cancelled or terminated). All premium refunds on any such insurance paid to Seller or its Affiliates relating to insurance covering the Purchased Assets or the Assumed Liabilities shall be the property of Seller or its Affiliates, whether such refunds are paid on, before or after the Closing Date.

              (b) Buyer shall be entitled to such claims or rights to receive any Insurance Proceeds under pre-Closing insurance covering the Purchased Assets or the Assumed

Liabilities as Seller or its Affiliates may have, whether such coverage is or was maintained on an "occurrence" basis or a "claims-made" basis. From and after the Closing Date, Seller and Buyer shall cooperate in connection with the adjustment and administration of claims under all such insurance coverage.

              (c) Should Buyer so request in writing not less than 10 business days prior to the Closing Date, Seller and its Affiliates shall pursue any rights they may have to obtain additional "discovery period" coverage with respect to insurance coverage on the Purchased Assets and the Assumed Liabilities, provided that Buyer shall prior thereto provide to Seller by wire transfer of funds immediately available in the City of New York the amount of any additional premium due to any insurer in respect of such additional coverage.

              7.3     Noncompetition.

              (a) For a period of one year commencing on the Closing Date, Seller agrees not to (and agrees to cause its Affiliates not to) at any time, directly or indirectly, anywhere in the United States, so long as Buyer continues to engage in a like business in such location:

              (i) own, manage, operate, control, or be connected in any manner with the ownership, management, operation, or control of any person or entity that engages in the same or similar type of business as the Business or engages in a business competitive with the Business (a "Competitive Business");

             (ii) engage in any activity which is the same as, similar to or in competition with the Business;

            (iii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer and any customer or prospective customer, supplier, lessee or employee of Buyer, including, without limitation, the customers and suppliers of the Business prior to the Closing Date; or

             (iv) solicit employment for or of the Transferred Employees or induce any Transferred Employee to leave the employ of Buyer.

              (b) Notwithstanding anything in Section 7.3(a) to the contrary, nothing herein shall in any way restrict or limit the rights of Seller or any of its Affiliates (i) as an investor to hold and make investments not in excess of

10% of (A) any outstanding debt securities of any issuer, or (B) any outstanding equity securities of any issuer the securities of which are listed on a nationally recognized securities exchange or traded in a nationally recognized over-the-counter market, and (ii) to continue to carry on any business (other than the Business) in which any of them is engaged as of the date hereof, whether or not any such business is a Competitive Business.

              7.4 Apportionment; Accounts Receivable. Except as otherwise provided herein, (a) Seller will be entitled to all income earned in or from the ownership or operation of the Purchased Assets with respect to events occurring prior to and on the Closing Date (except as reflected in the Accounts Receivable or income otherwise constituting Purchased Assets hereunder), and
(b) Buyer will be entitled to all income earned in or from the ownership or operation of the Purchased Assets with respect to events occurring after the Closing Date. If Seller receives any amounts in payment of obligations owed to Buyer in respect of Purchased Assets including, but not limited to, payments in respect of the Accounts Receivable, Seller shall promptly deliver or pay them over to Buyer. If Buyer receives any amounts in payment of obligations owed to Seller in respect of Excluded Assets, Buyer shall promptly deliver or pay them over to Seller. Seller and Buyer agree to cooperate with regard to the administration and distribution of excess mileage credits received following the Closing.

              7.5 Use of Excluded Intangible Property. Buyer acknowledges and agrees that any rights to ownership or use whatsoever with respect to any intangible property of any kind, other than the Intangible Property, that is owned by Seller, Ford or any Affiliate of Ford, including, but not limited to, the names and marks "USL," "USL Capital," "U.S. Leasing," "Ford," "Ford Motor Company," the Ford "oval," and any derivatives thereof, shall be an Excluded Asset hereunder. Buyer agrees that it shall not engage in any use of any such excluded intangible property in connection with any advertising, marketing, or solicitation efforts, and not later than 60 days after the Closing Date, shall cease and desist from any other use of any such excluded intangible property.

              7.6 Further Assurances. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Seller shall use commercially reasonable efforts to provide for the benefit (to the maximum extent permitted by Law and the applicable warranty) of any manufacturer's or repairman's warranties relating to the

Purchased Assets to the extent such warranties may be assigned to Buyer.


                                  ARTICLE VIII
                         GENERAL CONDITIONS OF PURCHASE

              The obligations of the parties to effect the Closing shall be subject to the following conditions:

              8.1 No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict any of the transactions contemplated by this Agreement.

              8.2     Approvals.  All Permits and Approvals identified on
Schedule 4.6 or 5.2 hereto to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date and shall remain in full force and effect, and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated; provided, however, that none of such Approvals or Permits shall be deemed received or obtained for purposes of this Section 8.2 if it shall be conditioned or restricted in a manner that, in the reasonable judgment of the party required to satisfy such condition or restriction, materially adversely impacts the economic or business benefits to such party of the transactions contemplated by this Agreement such that, had such condition or restriction been known as of the date hereof, such party would not have entered into this Agreement.


                                   ARTICLE IX
                       CONDITIONS TO OBLIGATIONS OF BUYER

              The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

              9.1 Representations and Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated the

Closing Date and signed by its Chief Executive Officer to such effect.

              9.2 No Material Adverse Change. There shall not have been, occurred or arisen any change in or event affecting the Business, the Purchased Assets or the Assumed Liabilities that has had a material adverse effect on the Business or the value of the Purchased Assets, taken as a whole, subsequent to the date hereof, except for changes affecting generally the railcar leasing or financing industries as a whole, including, but not limited to, changes in or affecting interest rates, securities markets, or applicable Laws, and Seller shall have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by its Chief Executive Officer to such effect.

              9.3 Guaranty. Buyer shall have received an executed Guaranty by Ford Motor Credit Company, a Delaware corporation, of Seller's obligations hereunder substantially in the form of Exhibit E.

              9.4 Opinion of ICC Counsel. Buyer shall have received an ICC Opinion from ICC Counsel to Buyer dated the Closing Date in form and substance reasonably satisfactory to Buyer.

              9.5 Opinions of Counsel to Seller. Buyer shall have received opinions of counsel to Seller dated the Closing Date to the effects specified in Exhibit F.


                                   ARTICLE X
                      CONDITIONS TO OBLIGATIONS OF SELLER

              The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

              10.1 Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by its President to such effect.

              10.2 Guaranty. Seller shall have received an executed Guaranty by First Union Corporation of Buyer's obligations hereunder substantially in the form of Exhibit G.

              10.3 Opinions of Counsel to Buyer. Seller shall have received opinions of counsel to Buyer dated the Closing Date to the effects specified in Exhibit H.


                                   ARTICLE XI
                      TERMINATION OF OBLIGATIONS; SURVIVAL

              11.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall automatically terminate, without any notice, demand or action by either party, if the Closing does not occur on or before the close of business on September 30, 1996 unless extended by mutual consent in writing of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

              (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

              (b) Conditions to Buyer's Performance Not Met. By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Articles VIII or IX.

              (c) Conditions to Seller's Performance Not Met. By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Articles VIII or X.

              (d) Material Breach. By Buyer or Seller if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that the breaching party shall have 10 business days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues, in which to cure such breach.

              (e) Guaranties. By Buyer if Ford Motor Credit Company shall have failed to deliver to Buyer a Guaranty in the form attached hereto as Exhibit E on or prior to June 4, 1996 (the "Delivery Date") or by Seller if First Union Corporation shall have failed to deliver to Seller a Guaranty in the form attached hereto as Exhibit G on or prior to the Delivery Date. Delivery shall be deemed to occur upon receipt by Buyer or Seller, as the case may be.

              11.2    Effect of Termination.

              (a) In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in Sections 14.2, 15.11, 15.15 and, in the case of any termination pursuant to Section 11.1(e), the obligations of the parties contained in
Section 11.2(b), shall survive any such termination, and that a termination under Section 11.1 shall not relieve either party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

              (b) In the event that this Agreement shall be terminated by either party pursuant to Section 11.1(e), the non-terminating party shall pay the terminating party $5,000,000 and shall reimburse the terminating party for all documented out-of-pocket fees and expenses (including, without limitation, the fees and expenses of agents, representatives, accountants and counsel to the terminating party) actually incurred by such terminating party in connection with this Agreement and the negotiation of the transactions contemplated hereby; provided, however, that if Seller shall be the terminating party, Seller shall not be entitled to be reimbursed for fees or expenses incurred in connection with (i) solicitation of offers to acquire Seller or all or substantially all assets of Seller, (ii) solicitation of offers to buy the Business or substantially all of the assets of Seller relating to the Business or (iii) the auction conducted by Seller in connection therewith except for any such fees and expenses incurred on or after April 15, 1996 as are attributable directly to the preparation of this Agreement and negotiation of this transaction with Buyer. In the event that Buyer shall be the terminating party pursuant to Section 11.1(e) and Seller or any Affiliate of Seller shall on or prior to the first anniversary of the Delivery Date enter into any agreement or understanding with a third party concerning the sale of all or any substantial portion of the assets of Seller's rail car services division, Seller shall pay to Buyer $10,000,000 in addition to the amounts payable to Buyer pursuant to the first sentence of this Section 11.2(b).

              11.3 Survival of Representations and Warranties and Covenants. The representations and warranties of the parties contained in this Agreement, and any covenants or other agreements (other than the covenants contained in Sections 6.1, 6.3(a) and 6.7, which shall not survive the Closing), the performance of which is specified to occur on or prior to the Closing or the Closing Date, shall expire 18 months after the Closing Date, except for (a) the representation and warranty set forth in Section 4.18 (relating to Taxes) and the indemnification obligations of Seller relating to Taxes, which shall survive until the expiration of the applicable statute of limitations for the Taxes at issue, (b) the representation and warranty set forth at Section 4.4 (relating to title) and the indemnification obligations of Seller under Section 12.1(a) relating to such representation and warranty, the agreement set forth in Section 2.2 (relating to Excluded Liabilities) and the indemnification obligations of Seller under Sections 12.1(b) and (c), all of which shall survive indefinitely, and (c) the respective indemnification obligations of Seller and Buyer under Sections 12.1(g) and 12.2(b) (relating to Restricted Assets), which shall survive, with respect to a particular Restricted Asset, for a period of 18 months following the assignment and transfer to Buyer of such Restricted Asset. Any covenant or other agreement herein any portion of the performance of which may or is specified to occur after the Closing shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein.

                                  ARTICLE XII
                                INDEMNIFICATION

              12.1    Obligations of Seller.  Subject to the provisions of
Section 12.4, from and after the Closing, Seller agrees to indemnify and hold harmless Buyer and its present and former directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses of Buyer or such other Persons, directly or indirectly, as a result of, or based upon or arising from:

              (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement (provided, however, that under no circumstances shall Seller be deemed to have breached any representation and warranty as the result of the quality or any defective condition of any Railcar, nor shall Seller be deemed to have breached any representation and warranty to the extent that any Loss resulting therefrom shall have been reflected or taken into account in an adjustment to the Closing Date Book Value of Net Assets pursuant to Section 2.5);

              (b)     the Excluded Assets;

              (c)     the Excluded Liabilities;

              (d) non-compliance with any applicable bulk transfer Laws in connection with or as a result of the transfer of the Purchased Assets and the Assumed Liabilities pursuant to this Agreement;

              (e) all Liabilities of Subsidiary other than those listed on a Schedule hereto or those reflected in the calculation of Closing Date Book Value of Net Assets;

              (f)     the failure to obtain any necessary Approval listed on
     Schedule 4.6 (other than any Approval of a Governmental Entity);

              (g) any Restricted Asset, to the extent such Losses are caused by (i) any breach by Seller of Sections 6.8(c), (e), (f) or (g),
     (ii) any act or omission by Buyer pursuant to instructions of Seller pursuant to Section 6.8(d) or as a result of Seller's failure timely to give such instructions, or (iii) the inability of Seller and Buyer to effect the transfer of such Restricted Assets on the Closing Date, provided, that in no event shall Seller be obligated under this Section 12.1(h) to indemnify any such Person in respect of any Loss for which Seller is indemnified by Buyer pursuant to Section 12.2(c).

              12.2    Obligations of Buyer.  Subject to the provisions of
Section 12.4, from and after the Closing, Buyer agrees to indemnify and hold harmless Seller and its present and former directors, officers, employees, Affiliates, agents and assigns from and against any Losses of Seller or such other Persons, directly or indirectly, as a result of, or based upon or arising from:

              (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement;

              (b)     the Assumed Liabilities; and

              (c) any Restricted Asset, to the extent such Losses are caused by (i) any failure of Buyer after the Closing Date to supervise, manage, administer or otherwise discharge the duties of Seller in respect of Restricted Asset (other than any duties retained by Seller pursuant to Section 6.8) as if such Restricted Asset had been transferred to Buyer hereunder, or (ii) any breach by Buyer of Sections 6.8(c), (d), (e) or
     (g).

              12.3    Procedure.

              (a) Notice. Any party seeking indemnification of any Loss or potential Loss arising from a claim asserted by a third party shall give written notice to the party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party within 30 days after its receipt of a written assertion of liability from the third party. The Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim to the Indemnifying Party except to the extent that the Indemnifying Party incurs an out-of-pocket expense or otherwise has been materially prejudiced as a direct result of such delay.

              (b) Defense. The Indemnifying Party shall be entitled to assume the defense and control of any Indemnifiable Claim. If the Indemnifying Party assumes the defense of any Indemnifiable Claim, it shall retain experienced counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume such defense, the Indemnified Party may compromise or settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result.

              (c)     Settlement Limitations.  Notwithstanding anything in this
Section 12.3 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment unless the claimant and the Indemnifying Party provide to the Indemnified Party an unqualified release from all liability in respect of the claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept or (ii) the aggregate Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

              12.4    Mitigation; Limitations on Indemnification.

              (a) The Indemnified Party shall take all reasonable steps to mitigate all Losses, including, but not limited to, availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at Law (it being understood that any out-of-pocket costs paid to third parties in connection with such mitigation shall constitute Losses), and shall provide such evidence and documentation of the nature and extent of any Loss as may be reasonably requested by the Indemnifying Party. Any Indemnifiable Claim shall be limited to the amount of actual damages sustained by the Indemnified Party by reason of such breach or nonperformance, less (i) any Tax benefits realized or realizable by the Indemnified Party based on the present value thereof by reason of such Losses and (ii) the dollar amount of any insurance proceeds received by the Indemnified Party with respect to such Losses.

              (b) Subject to Section 12.1(c), Seller shall not be required to indemnify any other Person under Section 12.1(a) unless the aggregate of all amounts for which indemnity would otherwise be payable by Seller exceeds $2.5 million, and, in such event, Seller shall be responsible only for the amount in excess of such $2.5 million. Subject to Section 12.1(c), Buyer shall not be required to indemnify any other Person under Section 12.2(a) unless the aggregate of all amounts for which indemnity would otherwise be payable by Buyer exceeds $2.5 million, and in such event, Buyer shall be responsible only for the amount in excess of such $2.5 million. Seller's indemnity obligations under Section 12.1(a) shall be limited, in the aggregate, to an amount equal to the Premium. Buyer's indemnity obligations under Section 12.2(a) shall be limited, in the aggregate, to an amount equal to the Premium.

              (c) The $2.5 million basket amount and Premium cap amount set forth in Section 12.4(b) shall not apply to any indemnification obligations of Seller pursuant to Section 12.4(a) if the Losses being indemnified against arise out of (i) a breach by Seller of Section 4.4, Section 4.7, Section 7.4, or Section 13.8, (iii) Taxes, (iv) any failure of Seller to procure Approvals from third parties required hereunder, (v) violation of ERISA or the Code, or
(vi) Excluded Assets or Excluded Liabilities. The $2.5 million basket amount and Premium cap amount contained in Section 12.4(b) shall not apply to any indemnification obligations of Buyer pursuant to Section 12.4(a) if the Losses being indemnified against arise out of a breach by Buyer of Section 7.4 or
Section 13.8.

              12.5    Remedies Exclusive.  The remedies provided for in this
Article XII shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of this Agreement or in connection with the transactions contemplated hereby, except for claims arising out of any breach of Section 14.2, Section 15.15 or this Article XII. In no event shall a breach of a representation and warranty be used as evidence of or deemed to constitute bad faith, misconduct or fraud, even in the event that it is shown that any party or its Affiliates or any of their respective directors, employees, officers, representatives, advisors, or agents knew or should have known of the existence of information which was inconsistent with any of the representations and warranties made herein. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 12.5. Notwithstanding anything to the contrary elsewhere herein, no party or its Affiliates shall seek or be liable for any punitive damages relating to any breach or alleged breach of this Agreement.


                                  ARTICLE XIII
                                  TAX MATTERS

              13.1    Allocation of Tax Liabilities; Indemnification.

              (a) Subject to the provisions of Section 13.2, Seller shall be liable for and shall hold Buyer harmless against any liability for Taxes of
(i) Subsidiary for any taxable year or other taxable period that ends on or before the Closing Date and, in the case of any taxable year or other taxable period that includes the Closing Date, that part of the taxable year or other taxable period that ends at the close of the Closing Date, and (ii) Subsidiary that are attributable to any other corporation and that are imposed on Subsidiary as a result of membership of Subsidiary in a consolidated, combined or unitary group of Seller.

              (b) Buyer shall be liable for and shall hold Seller harmless against any liability for Taxes of Subsidiary for any taxable year or other taxable period that begins after the close of the Closing Date and, in the case of any taxable year or other taxable period that includes the Closing Date, that part of the taxable year or other taxable period that begins after the close of the Closing Date.

              (c)     Whenever it is necessary for purposes of this Section
13.1 to determine the liability for Taxes of Subsidiary for a taxable year or period that begins on or before and ends after the Closing Date, the determination shall be made by assuming that Subsidiary had a taxable year which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.

              (d) Buyer shall promptly (and in any event within 30 business days) notify Seller in writing upon receipt by Buyer, any of its Affiliates or Subsidiary of notice of any pending or threatened audits or assessments relating to Taxes for which Seller would be required to indemnify Buyer pursuant to Section 13.1(a). Seller (or Seller's predecessor in interest) shall have the right to represent Subsidiary's interest in any audit or administrative or court proceeding relating to any Tax for taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense, and Buyer or Subsidiary shall have the right to represent Subsidiary's interest in any audit or administrative or court proceeding relating to any Tax for taxable periods ending after the Closing Date (regardless of whether such taxable period begins before the Closing Date). Notwithstanding the foregoing, neither party shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would affect the liability for Taxes of the other party without the prior written consent of the other party. Such consent shall not be unreasonably withheld.

              13.2    Tax Covenants.

              (a) Subject to the provisions of paragraph (b) of this section, Buyer covenants that it will not cause or permit Subsidiary or any Affiliate of Buyer (i) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of Seller or any of its Affiliates, or (ii) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of Seller or Subsidiary in respect to any Tax period including the Closing Date or ending on or before the close of business on the Closing Date.

              (b) At the request of Buyer, Seller shall make a joint election with Buyer under Section 338(h)(10) of the Code with respect to the purchase of the Stock and under any similar provisions of state or foreign law. Seller represents that its sale of the Stock is eligible for such election. If the election is made, Seller and Buyer shall, prior to the deadline for filing thereof, exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and foreign forms. If any changes are required in those forms as a result of information which is first available after the exchange, the parties will promptly agree on such changes. If an election under Section 338(h)(10) of the Code is made, Seller and Buyer will negotiate in good faith and agree to a purchase price and an allocation of that price among the assets of Subsidiary that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code or state or foreign law equivalent. Buyer and Seller shall use the asset values determined from such allocation for purposes of all reports and returns with respect to Taxes, including Internal Revenue Service Form 8594 or any equivalent statement.

              13.3 Refunds. Any refunds (including interest thereon) of Taxes paid or indemnified by Seller pursuant to Section 13.1(a) shall be for the account of Seller. Any refunds (including interest thereon) of Taxes paid or indemnified by Buyer pursuant to Section 13.1(b) shall be for the account of Buyer. Buyer agrees to assign and promptly remit (and to cause Subsidiary to assign and promptly remit) to Seller all refunds (including interest thereon) of Taxes which Seller is entitled to hereunder and which are received by Buyer or Subsidiary or any other Affiliate of Buyer. Seller agrees to assign and promptly remit to Buyer all refunds (including interest thereon) of Taxes which Buyer is entitled to hereunder and which are received by Seller or any of its Affiliates. Buyer agrees that, upon the reasonable request and at the sole expense of Seller, Buyer shall file, or cause Subsidiary to file, a claim for refund of any Tax which Seller is entitled to hereunder.

              13.4    Returns and Reports.

              (a) Seller shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to Subsidiary for taxable years or periods ending on or before the Closing Date and shall pay any Taxes shown as due on such Tax returns. Unless otherwise required, Tax Returns with respect to Taxes for taxable years ending on the Closing Date shall be prepared on a basis consistent with Treasury Regulations
Section 1.1502-76(b)(1); provided, however, that if the Closing Date falls in the middle of a month, Seller and Buyer may agree to allocate the tax items ratable to such month consistent with Treasury Regulations Section 1.1502-76(b)(2)(iii). Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Subsidiary for taxable years or periods ending after the Closing Date and shall pay any Taxes shown as due on such Tax Returns. Buyer shall cause Subsidiary to consent to join, for all taxable periods of Subsidiary ending on or before the Closing Date for which Subsidiary is eligible to do so, in any consolidated, combined or unitary

Tax Returns relating to Tax which Seller shall request it to join.

              (b) With respect to any Tax Return with respect to Taxes that covers a period beginning before and ending after the Closing Date, a copy of such Tax Return shall be provided to Seller not less than 15 days prior to the due date (including extensions) for the filing thereof, and Seller shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return to the extent it relates to the portion of the period ending on the Closing Date. Seller shall promptly pay to Buyer the amount of Taxes attributable to such period (as determined pursuant to Section 13.1(c) above) at the time such Tax Return is filed.

              (c) With respect to any taxable year of Subsidiary ending after December 31, 1995 and on or prior to the Closing Date, Buyer shall, at the request of Seller, provide any and all information relating to such taxable year of Subsidiary which is received by Buyer or Subsidiary after the Closing Date.

              13.5 Disputes. If Buyer and Seller cannot agree on any calculation required to be made under Sections 13.1(c), 13.3, or 13.4(b), Buyer and Seller shall jointly select a national accounting firm acceptable to both Buyer and Seller (or, if they cannot agree on such selection, they shall select a national (big-six) accounting firm by lot after eliminating the Auditors and Buyer's independent public accountants) and shall direct the firm so selected to make such calculation as promptly as practicable, but in any event not later than 30 days after such direction, and to deliver a written notice to each of Buyer and Seller setting forth the results of such calculation. The results of such calculation as made by such firm shall be final and binding, and the fees and expenses of such firm shall be paid 50% by Buyer and 50% by Seller.

              13.6 Price Adjustment. Buyer and Seller agree that any payment made under this Article XIII will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

              13.7 Survival. Notwithstanding anything herein to the contrary, the provisions of this Article XIII shall survive through the expiration of the applicable statute of limitations as the same may be extended.

              13.8 Transfer and Use Taxes. Buyer and Seller shall share equally in the payment of all real and personal property transfer Taxes, if any, and all sales, use and other similar Taxes ("Transfer Taxes"), if any, imposed on or in connection with the purchase, sale or transfer of the

Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement. Any Tax Returns that are required to be filed in connection with Transfer Taxes shall be prepared and filed when due by Seller or Buyer, as the case may be, as required by applicable Law, and shall be consistent with the allocation of the Purchase Price as determined under
Section 2.3(b). Buyer shall be entitled to retain or receive prompt payment from Seller of any refund or credit with respect to any Transfer Taxes, plus any interest received thereon from the relevant taxing authorities.


                                  ARTICLE XIV
                           PUBLICITY/CONFIDENTIALITY

              14.1 Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to the identity of Buyer or the Purchase Price (or any component thereof) hereunder without consulting with the other party, except that neither party shall be precluded from making such filings or giving such notices as may be required by Law or the rules of any stock exchange.

              14.2 Confidentiality. All information disclosed by any party or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party or its representatives shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes obtainable from other sources other than by breach of Law or any Contract, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by Law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall return all documents and reproductions thereof received by it or its representatives from the other party and, in the case of reproductions, all such reproductions made by the receiving party that include information not within the exceptions contained in the first sentence of this Section 14.2, unless the recipients provide assurances satisfactory to the requesting party that such documents have been destroyed.

                                   ARTICLE XV
                                    GENERAL

              15.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of both parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. Seller acknowledges and agrees that the execution by Buyer of any certification to the AAR under Rule 88, including any AAR Certificate of Sale, shall not affect any claim Buyer may have for breach of any representation and warranty made by Seller in Article IV of this Agreement.

              15.2 Exhibits and Schedules; Integration. Each exhibit and schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although such exhibits and schedules need not be attached to each copy of this Agreement. This Agreement, together with such exhibits and schedules, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

              15.3 Best Efforts. Each party will use its reasonable best efforts to cause all conditions to its obligations hereunder to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.

              15.4 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

              15.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable.

              15.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

              15.7 Counterparts. This Agreement and any amendment hereto or any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other party.

              15.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except to the extent specifically provided for in Article XII.

              15.9 Performance by Subsidiaries. Each party agrees to cause its subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

              15.10 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed or sent as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid, receipt requested or sent by reputable overnight courier as follows:

              If to Buyer, addressed to:

              First Union Rail Corporation
              301 S. College Street, TW-20
              Charlotte, NC 28288-0738

              Telecopy: (704) 374-3241
              Attn: Mr. Paul Van Wie

              With a copy to:

              Marion A. Cowell, Jr., Esq.
              General Counsel
              First Union Corporation
              One First Union Center
              Charlotte, NC 28288-0013

              If to Seller, addressed to:

              USL Capital Corporation
              733 Front Street
              San Francisco, California  94111
              Telecopy: 415-986-0584
              Attn:  General Counsel

              With copies to:

              Ford Motor Company
              The American Road, Room 1187
              Dearborn, Michigan  48121
              Telecopy: 313-337-9591
              Attn: Secretary

              and:

              O'Melveny & Myers
              Citicorp Center
              153 East 53rd Street
              New York, New York  10022-4611
              Telecopy: 212-326-2061
              Attn: C. Douglas Kranwinkle, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number specified in (or pursuant to) this Section
15.10 and an appropriate answerback is received, (ii) if given by mail or courier or any other means, when actually delivered.

              15.11 Expenses. Except as otherwise provided herein, each of Seller and Buyer shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its advisers.

              15.12 Attorneys' Fees. In the event of any Action by any party arising under or out of, in connection with or in respect of this Agreement, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party in any such Action that becomes subject to a final, binding and non-appealable judgment of a court of competent jurisdiction shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action. Attorneys' fees incurred in enforcing such judgement in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

              15.13 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities herein against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

              15.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

              15.15 Dispute Resolution; Agreement to Arbitrate. Except for any dispute governed by the procedures set forth in Section 2.5 with respect to which, at any time of determination, (a) such procedures are then being followed by both parties in good faith and in accordance with the terms of
Section 2.5 and (b) there has been no resolution at such time or any resolution thereof has not been honored, in the event of any dispute, controversy or claim under, arising out of, relating to or in connection with this Agreement, including, but not limited to, the negotiation, execution, interpretation, construction, performance, non-performance, breach, termination, validity, scope, coverage or enforceability of this Agreement or any alleged fraud in connection therewith (any of the foregoing, a "Dispute"), the following shall apply:

              (a) The parties will attempt in good faith to resolve any Dispute promptly by negotiations between representatives of the parties. If any such Dispute should arise, duly authorized representatives of Buyer and Seller will meet at least once and will attempt to resolve the matter. Either representative may request the other to meet again within 14 days thereafter, at a mutually agreed time and place. If the matter has not been resolved within 30 days after the first meeting of the representatives (which period may be extended by mutual agreement), the parties will attempt in good faith to resolve the Dispute in accordance with the applicable rules of the American Arbitration

     Association. Notwithstanding the foregoing, either party may, upon its good faith determination that the foregoing procedures for dispute resolution are or would be futile, proceed directly to arbitration as provided in Section 15.15(b).

              (b) If the matter has not been resolved pursuant to the procedures set forth in Section 15.15(a) within 60 days after the first meeting (which period may be extended by mutual agreement), the matter shall be settled, at the request of either party, by arbitration conducted in accordance with provisions of the Federal Arbitration Act (9 U.S.C. Section Section 1-16) and in accordance with the applicable rules of the American Arbitration Association, by one arbitrator mutually selected by the parties. If the parties are unable to agree on the selection of an arbitrator, they shall select an arbitrator through the procedures established by the American Arbitration Association. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties, except that the arbitrator shall not be empowered to act as amiable compositeur or authorized to award punitive damages with respect to any such Dispute. No party shall seek any punitive damages relating to any matters under, arising out of, in connection with or relating to this Agreement. All expenses of arbitration (other than the fees of counsel to each party) shall be shared equally by Buyer and Seller. Equitable remedies shall be available in any such arbitration. The parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable. The substantive and procedural Law of the State of New York shall apply to any such arbitration proceedings. The place of any such arbitration shall be New
     York, New York.   Judgment upon the award rendered by the arbitrators may
     be entered by any court having jurisdiction thereof.

              (c) Notwithstanding the provisions of this Section 15.15, either party may seek injunctive or other equitable relief to maintain the status quo before any court of competent jurisdiction in connection with any Dispute. The parties hereby submit to the exclusive jurisdiction of the federal and state courts sitting in the Borough of Manhattan, City of New York, State of New York in connection with the transactions contemplated hereby.

                                    *  *  *


                  [Remainder of page intentionally left blank]

              IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed by its duly authorized representative as of the date first above written.


                                       FIRST UNION RAIL CORPORATION



                                       By:/s/ Kenneth R. Stancliff
                                          ----------------------------------
                                       Name:Kenneth R. Stancliff
                                       Title:Senior Vice President



                                       USL CAPITAL CORPORATION



                                       By:/s/ J.G. Duff
                                          ----------------------------------
                                       Name:    J. G. Duff
                                       Title:   Chairman and Chief Executive
                                                Officer

                                 EXHIBITS AND SCHEDULES

Registrant has not submitted the exhibits and schedules listed in the Table of Contents. The Registrant agrees to furnish a copy of any omitted exhibit or schedule to the Commission upon the Commission's request.